  EX-20.1

     AUDITED FINANCIAL STATEMENTS




                                                                    Exhibit 20.1

                                  ITARGET.COM
                              FINANCIAL STATEMENTS
                               FOR THE YEAR ENDED
                             DECEMBER 31, 1999 AND
                  FOR THE PERIOD FROM JUNE 3, 1998 (INCEPTION)
                             TO DECEMBER 31, 1998

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
itarget.com

We have audited the accompanying balance sheet of itarget.com as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended and the period from June 3, 1998 (Inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of itarget.com as of December 31, 1999, and the results of its operations and its cash flows for the year then ended and the period from June 3, 1998 (Inception) to December 31, 1998 in conformity with generally accepted accounting principles.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 21, 2000 (except for the last paragraph of Note 10, as to which the date is March 29, 2000)

                                                                     ITARGET.COM
                                                                   BALANCE SHEET
                                                               December 31, 1999
================================================================================


                                     ASSETS

Current assets
  Cash                                                           $   517,927
  Accounts receivable, net of allowance for doubtful accounts
     of $6,500                                                        40,941
  Prepaid expenses and other current assets                           16,006
                                                                 -----------
     Total current assets                                            574,874

Property and equipment, net                                          315,317
Restricted deposit                                                    71,795
                                                                 -----------
          Total assets                                           $   961,986
                                                                 ===========
                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Accounts payable                                               $   407,583
  Payable to related party                                           254,856
  Accrued issuance costs                                             178,500
  Accrued consulting fees                                            125,000
  Other accrued liabilities                                          124,282
                                                                 -----------

     Total current liabilities                                     1,090,221
                                                                 -----------

Commitments and contingencies

Stockholders' deficit
  Series A preferred stock, $0.01 par value
     41,391 shares authorized, issued, and outstanding                   414
  Series B preferred stock, $0.01 par value
     150,000 shares authorized
     25,190 shares issued and outstanding                                252
  Common stock, $0.01 par value
     1,000,000 shares authorized
     238,375 shares issued and outstanding                             2,384
  Additional paid-in capital                                       1,990,664
  Accumulated deficit                                             (2,121,949)
                                                                 -----------

       Total stockholders' deficit                                  (128,235)
                                                                 -----------

          Total liabilities and stockholders' deficit            $   961,986
                                                                 ===========

  The accompanying notes are an integral part of these financial statements.

                                                                     ITARGET.COM
                                                        STATEMENTS OF OPERATIONS
                                        For the Year Ended December 31, 1999 and
               for the Period from June 3, 1998 (Inception) to December 31, 1998
================================================================================

                                                          For the
                                                        Period from
                                                          June 3,
                                          For the          1998
                                        Year Ended    (Inception) to
                                       December 31,    December 31,
                                           1999            1998
                                      -------------  ---------------
Revenues                                $   179,878   $            -

Cost of revenues                             56,018                -
                                        -----------   --------------

Gross profit                                123,860                -
                                        -----------   --------------

Operating expenses
  Sales and marketing                       235,396                -
  General and administrative              1,422,202           21,974
  Research and development                  516,896           25,288
  Depreciation and amortization              24,053                -
                                        -----------   --------------

     Total operating expenses             2,198,547           47,262
                                        -----------   --------------

Net loss                                $(2,074,687)        $(47,262)
                                        ===========   ==============

Basic and diluted loss per share             $(9.07)        $  (0.23)
                                        ===========   ==============

Weighted-average shares outstanding         228,792          201,635
                                        ===========   ==============

  The accompanying notes are an integral part of these financial statements.

                                                                     ITARGET.COM
                                             STATEMENTS OF STOCKHOLDERS' DEFICIT
                                        For the Year Ended December 31, 1999 and
               for the Period from June 3, 1998 (Inception) to December 31, 1998
================================================================================

                                                                                            Additional
                  Series A Preferred Stock   Series B Preferred Stock     Common Stock       Paid-In      Accumulated
                  ------------------------   ------------------------  ------------------
                     Shares       Amount        Shares      Amount     Shares     Amount     Capital        Deficit         Total
                  ----------    ----------   ----------    ----------  ------     -------  ----------     -----------     ---------
Balance, June
 3, 1998
 (Inception)               -    $        -            -    $        -     215,000   $ 2,150   $     27,850  $        -     $ 30,000
Net loss                                                                                                       (47,262)     (47,262)
                  ----------    ----------   ----------    ----------  ----------   -------   ------------  -----------    ---------

Balance, December
 31, 1998                  -             -            -             -     215,000     2,150         27,850     (47,262)     (17,262)
Stock issued to
 consultant                                                                23,889       239         33,761                   34,000
Options issued as
 compensation                                                               2,986                    7,900                    7,900
Options exercised                                                                        30            269                      299
Cancellation
 of shares of
 common stock                                                              (3,500)      (35)            35                        -
Series A
 preferred
 stock issued
 for cash             41,391           414                                                         999,586                1,000,000
Series B
 preferred
 stock issued
 for cash                                        25,190           252                           1,099,763                 1,100,015
Issuance costs                                                                                   (178,500)                 (178,500)
Net loss                                                                                                    (2,074,687)  (2,074,687)
                  ----------    ----------   ----------    ----------  ----------   -------   -----------  -----------     ---------
Balance, December
 31, 1999            41,391     $      414       25,190    $      252     238,375   $ 2,384   $ 1,990,664 $ (2,121,949)  $ (128,235)

  The accompanying notes are an integral part of these financial statements.

                                                                     ITARGET.COM
                                                        STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 1999 and
               for the Period from June 3, 1998 (Inception) to December 31, 1998
================================================================================


                                                                                             For the
                                                                                           Period from
                                                                           For the         June 3, 1998
                                                                           Year Ended    (Inception) to
                                                                          December 31,     December 31,
                                                                              1999             1998
                                                                          ------------   --------------
Cash flows from operating activities
  Net loss                                                                 $(2,074,687)     $(47,262)
  Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities
          Depreciation and amortization                                         24,053             -
          Bad debt expense                                                       6,500             -
          Options issued as compensation                                         7,900             -
          Stock issued to consultant                                            34,000             -
  (Increase) decrease in
      Accounts receivable                                                      (40,099)       (7,342)
      Prepaid expenses and other current assets                                (16,006)            -
      Restricted deposit                                                       (72,628)            -
  Increase (decrease) in
      Accounts payable                                                         363,447        43,993
      Payable to related party                                                 254,856             -
      Accrued consulting fees                                                  125,000             -
      Other accrued liabilities                                                124,282             -
      Deferred revenue                                                         (26,453)       26,453
                                                                          ------------   -----------

               Net cash provided by (used in) operating activities          (1,289,835)       15,842
                                                                          ------------   -----------
Cash flows from investing activities
   Purchase of property and equipment                                         (328,394)      (10,000)
                                                                          ------------   -----------

               Net cash used in investing activities                          (328,394)      (10,000)
                                                                          ------------   -----------
Cash flows from financing activities
   Proceeds from issuance of common stock                                       30,000             -
   Proceeds from exercise of options                                               299             -
   Proceeds from issuances of preferred stock                                2,100,015             -
   Advances under related party credit agreement                               760,026             -
   Payments on related party credit agreement                                 (760,026)            -
                                                                          ------------   -----------
               Net cash provided by financing activities                     2,130,314             -
                                                                          ------------   -----------

  The accompanying notes are an integral part of these financial statements.

                                                                     ITARGET.COM
                                                        STATEMENTS OF CASH FLOWS
                                        For the Year Ended December 31, 1999 and
               for the Period from June 3, 1998 (Inception) to December 31, 1998
================================================================================


                                                                     For the
                                                                   Period from
                                                      For the      June 3, 1998
                                                     Year Ended   (Inception) to
                                                    December 31,   December 31,
                                                        1999           1998
                                                    ------------  --------------

            Net increase in cash                    $    512,085  $        5,842

Cash, beginning of period                                  5,842               -
                                                    ------------  --------------
Cash, end of period                                 $    517,927  $        5,842
                                                    ============  ==============

Supplemental disclosures of cash flow information

  Interest paid                                     $          -  $            -
                                                    ============  ==============

  Income taxes paid                                 $          -  $            -
                                                    ============  ==============

Supplemental schedule of non-cash investing and financing activities
During the year ended December 31, 1999, the Company issued 23,889 shares of common stock to a consultant for services valued at $34,000.

In connection with the initial capitalization, the Company issued 215,000 shares of common stock and recorded subscriptions receivable of $30,000 from a related party.

During the year ended December 31, 1999, the Company issued stock options to an employee for compensation in the amount of $7,900.

  The accompanying notes are an integral part of these financial statements.

NOTE 1 - ORGANIZATION AND LINE OF BUSINESS

     itarget.com (the "Company") is a permission based, direct e-mail marketing company based in San Diego, California. The Company was formed on June 3, 1998 as LJ Com, Inc. and had no significant operations prior to June 1999. On December 23, 1999, LJ Com, Inc.'s name was changed to itarget.com. The Company offers Internet users products and services delivered in real time in exchange for the user's e-mail address and detailed demographic information regarding the user. The Company currently has a database of approximately 1,000,000 members that have granted the Company permission to forward to them e-mails regarding products marketed by the Company.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash
     ----
     Cash consists primarily of cash in banks. Deposits at the banks are insured by the Federal Deposit Insurance Corporation up to $100,000. As of December 31, 1999, uninsured portions of the balances totaled $436,709.

     As of December 31, 1999, the Company had a restricted deposit of $52,628 related to a letter of credit agreement with a certain vendor. The financial institution issuing the letter of credit restricts a certain amount of cash to collateralize the letter.

     Accounts Receivable
     -------------------
     Accounts receivable consist primarily of amounts due from customers. The Company has provided for an allowance of $6,500 for accounts it considers uncollectible and believes this amount to be sufficient.

     Property and Equipment
     ----------------------
     Property and equipment are stated at cost. Depreciation and amortization are generally provided using the straight-line method over the estimated useful lives of the related assets of three years.

     Revenue Recognition
     -------------------
     The Company recognizes revenue as services are rendered.

     Income Taxes
     ------------
     The Company utilizes Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     Net Loss per Share
     ------------------
     In 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted loss per share with basic and diluted loss per share. Unlike primary loss per share, basic loss per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted loss per share is very similar to the previously reported fully diluted loss per share. Basic loss per share is computed using the weighted-average number of common shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. As such, basic and diluted loss per share are the same.

     Fair Value of Financial Instruments
     -----------------------------------
     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts receivable, accounts payable, and other accrued liabilities, the carrying amounts approximate fair value due to their short maturities.

     Estimates
     ---------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     Risk Concentrations
     -------------------
     Substantially all of the Company's revenues as of December 31, 1999 were generated from two sources. The loss of, or an economic event related to these sources, most likely would have a substantial impact on the Company's revenues.

     Comprehensive Income
     --------------------
     The Company utilizes SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financials statements since the Company did not have any of the items of comprehensive income in any period presented.

     Recently Issued Accounting Pronouncements
     -----------------------------------------
     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-Retirement Benefits." The Company does not expect adoption of SFAS No. 132 to have a material impact, if any, on its financial position or results of operations.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is not applicable to the Company.

     SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," is effective for financial statements with the first fiscal quarter beginning after December 15, 1998. This statement is not applicable to the Company.

     SFAS No. 135, "Rescission of FASB Statement No. 75 and Technical Corrections," is effective for financial statements with fiscal years beginning February 1999. This statement is not applicable to the Company.

     In June 1999, the FASB issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to the Company.

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

NOTE 3 - PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1999 consisted of the following:

          Machinery and equipment                           $  71,041
          Computers and software                              184,742
          Furniture and fixtures                               61,451
          Website development                                  17,856
          Leasehold improvements                               16,638
                                                            ---------

                                                              351,728
          Less accumulated depreciation and amortization       50,411
                                                            ---------

            Total                                           $ 301,317
                                                            =========
NOTE 4 - RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1999 and the period from June 3, 1998 (inception) to December 31, 1998, the Company entered into agreements and incurred transactions with a related party in which certain stockholders of the related party are stockholders of the Company.

     On June 15, 1998, the Company entered into a revolving credit agreement with the above related party. The agreement bears interest at 8% per annum and has no stated due date. The party advanced certain funds to and paid for certain of the Company's obligations through the use of the credit arrangement. In connection with this agreement, the related party agreed to advance $30,000 as a capital contribution on behalf of its stockholders. In addition, during the period from June 3, 1998 (inception) to December 31, 1998, the Company issued common stock to the stockholders of the related party in the same proportional interest as they owned in shares of the related party and recorded subscriptions receivable of $30,000. Total advances to the Company and payment of expenses for the Company by the related party under the agreement aggregated to $760,026 as of December 31, 1999. As of December 31, 1999, the Company had satisfied all outstanding balances on this debt instrument.

     On January 1, 1999, the Company entered into an agreement with the above related party, whereby the related party provided certain services, including consulting services, office space, website hosting services, and providing personal identification numbers relating to prepaid calling cards. As of December 31, 1999, total consulting fees provided by the related party were $94,242, rent expense was $50,960, website hosting service costs were $14,280, and personal identification number costs were $113,065. As of December 31, 1999, the Company maintained amounts payable to the related party totaling $254,856.

     During the year ended December 31, 1999, the Company purchased property and equipment totaling $15,706 from the related party in addition to recording a transfer of certain fully depreciated property and equipment to the Company from a related party for no consideration.

     On December 1, 1999, the Company entered into a consulting agreement with a stockholder of the Company. Pursuant to the agreement, the Company paid the stockholder fees in the amount of $133,000 for financial-related services.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

     Employment Agreements
     ---------------------
     On June 14, 1999, the Company entered into an employment agreement with the Chief Executive Officer of the Company, whereby the Company pays a base salary of $295,000 per year. The agreement terminates on January 1, 2003 and will be automatically extended by one year on each subsequent anniversary date unless written notice is provided. The agreement provides for a lump sum payment equal to three times the base salary upon the closing of a change of control of the Company, plus certain other compensation.

     On August 2, 1999, the Company entered into an employment agreement with the President of the Company, whereby the Company will pay a base salary of $100,000 per year in addition to a signing bonus of $100,000. The agreement terminates on January 1, 2003 and will be automatically extended by one year on each subsequent anniversary date unless written notice is provided. The agreement provides for a lump sum payment equal to three times the base salary upon the closing of a change of control of the Company, plus certain other compensation.

     Operating Leases
     ----------------
     The Company subleases its facility under a lease, which commenced in October 1999 and expires in November 2000. The lease requires monthly payments of $11,976. As of December 31, 1999, the payments remaining under this lease totaled $171,733.

     The Company also uses certain equipment under a lease that commenced in November 1999 and expires in November 2002. The lease requires monthly payments of $573. As of December 31, 1999, the minimum annual payments required under this lease totaled $20,064.

     Rent expense was $62,631 and $0 for the year ended December 31, 1999 and for the period from June 3, 1998 (inception) to December 31, 1998, respectively.


NOTE 6 - INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes for the year ended December 31, 1999 consisted of the following:

            Deferred tax assets
               Net operating loss carryforwards               $ 828,202
            Valuation allowance                                 828,202
                                                              ---------

               Net deferred tax asset                         $       -
                                                              =========

     Deferred tax assets consisted of net operating loss carryforwards and temporary differences arising from the issuance of stock options. The federal and state net operating loss carryforwards at December 31, 1999 were approximately $2,062,000 and $2,062,000, respectively, which expire through 2019.


NOTE 7 - STOCKHOLDERS' DEFICIT

     Series A and Series B Preferred Stock
     -------------------------------------
     Series A Preferred Stock ("Series A") and Series B Preferred Stock ("Series B") have par values of $0.01 per share, and each carries the right to one vote for each share of common stock into which the Series A or Series B can be converted. Each share of Series A or Series B can be converted, at the option of the holder, at any time after the date of issuance of the share, into the number of fully paid and non-assessable shares of common stock as determined by dividing the original Series A issue price or the original Series B issue price by the conversion price applicable to the share in effect on the date the certificate is surrendered for conversion. Each share of Series A or Series B is automatically converted into shares of common stock at the conversion price in effect at the time, upon the earlier of (i) a majority vote of the holders of Series A or Series B, as applicable, voting as a separate series, or (ii) the Company's sale of its common stock in a firm commitment underwritten public offering, with the public offering price of not less than $72.48 per share, subject to adjustments, and $10,000,000 in the aggregate.

     Series A and Series B Preferred Stock (Continued)
     -------------------------------------
     The conversion price of Series A and Series B is subject to certain adjustments. If the Company issues, after the date upon which any shares of Series A or Series B were first issued, any additional stock without consideration or for a consideration per share less than the conversion price for such series in effect immediately prior to the issuance of the additional stock, the conversion price for such series in effect immediately prior to each issuance will (i) be adjusted to a price determined by multiplying the conversion price by a fraction, the numerator which is the number of shares of common stock outstanding immediately prior to such issuance (including the number of shares of common stock issuable upon the conversion of all of the outstanding shares of preferred stock and other convertible securities and assuming the exercise of all outstanding options, warrants, or other rights to purchase common stock or other securities convertible to common stock), plus the number of shares of common stock that the aggregate consideration received by the Company for such issuance would purchase at the conversion price, and the denominator, which is the number of shares of common stock outstanding immediately prior to such issuance (including the number of shares of common stock issuable upon the conversion of all of the outstanding shares of preferred stock and other convertible securities and assuming the exercise of all outstanding options, warrants, or other rights to purchase common stock or other securities convertible into common stock), plus the number of shares of additional stock.

     Holders of shares of Series A or Series B are entitled to receive dividends out of any assets legally available, prior and in preference to, any declaration or payment of any dividend on common stock at the rate of $1.69 per share of Series A and $3.06 per share of Series B, subject to certain adjustments, per annum. Dividends are payable only when declared by the Company's Board of Directors and are not cumulative. To date, the Company's Board of Directors has not declared any cash dividends. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, holders of Series A or Series B are entitled to receive, prior and in preference to, any distribution of any of the assets of the Company to holders of common stock, an amount per share equal to the sum of (i) $24.16 for each outstanding share of Series A, (ii) $43.67 for each outstanding share of Series B, and (iii) an amount equal to declared but unpaid dividends on each such share.

     During the year ended December 31, 1999, the Company issued 41,391 shares of Series A for cash of $1,000,000 from an investor. Related to the issuance of the preferred stock, the Company issued 4,139 warrants as fees to the placement agents (see Note 8).

     Series A and Series B Preferred Stock (Continued)
     -------------------------------------
     During the year ended December 31, 1999, the Company issued 25,190 shares of Series B for cash totaling $1,100,015. Related to the issuance of the preferred stock, the Company issued 2,519 warrants as fees to the placement agents (see Note 8).

     Common Stock
     ------------
     In connection with the initial capitalization, the Company issued 215,000 shares of its $0.01 par value common stock at approximately $0.14 per share and recorded subscriptions receivable of $30,000.

     During the year ended December 31, 1999, the Company cancelled 3,500 shares of common stock issued to an employee as founders stock at the Company's inception. The shares were returned to the Company for no consideration upon the employee's termination of employment.

     During the year ended December 31, 1999, the Company recorded expense of $34,000 related to the issuance of 23,889 shares of common stock to a consultant for services.


NOTE 8 - STOCK OPTIONS AND WARRANTS

     Stock Purchase Warrants
     -----------------------
     In August 1999, the Company entered into an agreement with a vendor, whereby the Company granted warrants with a term of five years to the vendor as payment for finding investors to purchase securities. The securities have an exercise price equal to 120% of the price paid by the investor. The number of warrants granted will be equal to 10% of the number of securities sold. As of December 31, 1999, the Company granted 4,139 warrants to purchase common stock related to the issuance of Series A and 2,519 warrants to purchase common stock related to the issuance of Series B at exercise prices of $28.99 and $52.40, respectively.

     Stock Options
     -------------
     In connection with an employment agreement with the President of the Company, the Company granted 5,972 options to purchase common stock. The options have an exercise price of $0.10 and expire on December 31, 2002. Related to these options, the Company recognized $7,900 in compensation expense. During December 1999, 2,986 of these options were exercised.

     Stock Options (Continued)
     -------------
     The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its non-compensating options and does not recognize compensation expense for its stock-based compensation other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share would be increased to the pro forma amounts indicated below for the year ended December 31, 1999 and the period from June 3, 1998 (inception) to December 31, 1998:

                                             1999          1998
                                         ------------   ---------
          Net loss
              As reported                $ (2,074,687)  $ (47,262)
              Pro forma                  $ (2,074,687)  $ (47,262)
          Basic loss per common share
              As reported                $      (9.03)  $   (0.23)
              Pro forma                  $      (9.03)  $   (0.23)

     The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 1999. (There were no options granted during the period from June 3, 1998 (inception) to December 31, 1998): dividend yield of 0%, exercise price of $0.10, risk-free interest rate of 5.87%, and expected life of one year. The weighted-average fair value of options granted during for the year ended December 31, 1999 was $0.10.

     The following summarizes the stock option transactions under the stock option plan:
                                                                 Weighted-
                                                                  Average
                                                  Stock Options   Exercise
                                                  Outstanding     Price
                                                  --------------  --------

     Balance, June 3, 1998 (inception) and December
       31, 1998                                               -     $    -
           Granted                                        5,972     $ 0.10
           Exercised                                     (2,986)    $ 0.10
                                                         ------

              Balance, December 31, 1999                  2,986     $  010
                                                         ======     ======

              Exercisable, December 31, 1999                  -     $    -
                                                         ======     ======
     Stock Options (Continued)
     -------------
     The weighted-average remaining contractual life of the options outstanding is three years at December 31, 1999.


NOTE 9 - YEAR 2000 ISSUE

     The Company has completed a comprehensive review of its computer systems to identify the systems that could be affected by ongoing Year 2000 problems. Upgrades to systems judged critical to business operations have been successfully installed. To date, no significant costs have been incurred in the Company's systems related to the Year 2000.

     Based on the review of the computer systems, management believes all action necessary to prevent significant additional problems has been taken. While the Company has taken steps to communicate with outside suppliers, it cannot guarantee that they have all taken the necessary steps to prevent any service interruption that may affect the Company.


NOTE 10 - SUBSEQUENT EVENTS

     Subsequent to December 31, 1999, all outstanding employee options of the Company were exercised for 2,986 shares of the Company's common stock.

     On January 20, 2000, the Company entered into a stock swap agreement with Quintel Communications, Inc. ("Quintel"), whereby the Company issued 42,372 shares of its Series B and placed in escrow 10,593 shares of its Series B
     in exchange for 229,862 shares of common stock of Quintel.   In addition,
     the Company entered into a strategic marketing agreement with Quintel for the development of a proposed website. The agreement allows for any surviving party in a subsequent change of control of the Company to terminate the agreement for $150,000, subject to certain provisions.

     On February 7, 2000, the Company executed a lending agreement for $200,000 with a related party. The agreement bears interest at 8% and is due on April 7, 2000. The Company has borrowed $150,000 under this agreement. If the loan is not repaid in full on the maturity date, the lenders may convert outstanding amounts to common stock of the Company at $20 per share or into Quintel common stock at $4 per share.

     On February 14, 2000, the Company borrowed $300,000 under a secured promissory note and pledge agreement. The promissory note bears interest at 12% per annum and matures on April 14, 2000. The loan is secured by certain securities received by the Company pursuant to the Quintel stock swap agreement.

     Effective March 29, 2000, the Company completed its merger with Cybergold, Inc.